                                                                    EXHIBIT 99.1

FOR IMMEDIATE RELEASE
For more information, contact:
Extreme Networks
John Carvell                                     Valerie Bellofatto
Director of Investor Relations                   Director of Public Relations
408/579-3030                                     408/579-2963
investor_relations@extremenetworks.com           vbellofatto@extremenetworks.com
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     EXTREME NETWORKS ANNOUNCES INTENT TO OFFER $175 MILLION OF CONVERTIBLE
                     SUBORDINATED NOTES IN PRIVATE OFFERING


Santa Clara, CA - Nov. 29, 2001 - Extreme Networks, Inc. (Nasdaq: EXTR),a leader in Ethernet broadband networking, today announced that it intends to offer, subject to market and other conditions, up to $175 million of Convertible Subordinated Notes due 2006 (plus an additional amount of up to $25 million) in a private placement. The notes will be convertible into the Company's common stock at the option of the holder at the price determined.


Extreme Networks intends to use the net proceeds of the anticipated offering for working capital and other general corporate purposes.

This announcement is neither an offer to sell nor a solicitation of an offer to buy any of the securities.

The notes and the common stock issuable upon conversion of the notes have not been registered under the Securities Act of 1933, as amended (the "Securities Act") or any state securities laws, and are being offered only to qualified institutional buyers in reliance on Rule 144A under the Securities Act. Unless so registered, the notes and common stock issued upon conversion of the notes may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws.

Except for statements of historical fact, the statements contained in this press release are forward-looking statements within the meaning of Section 21E of the Securities and Exchange Act of 1934, as amended, including statements regarding Extreme Networks' expectations, beliefs, intentions, or strategies regarding the future. All forward-looking statements included in this press release are based upon information available to Extreme Networks as of the date hereof, and Extreme Networks assumes no obligation to update any such forward-looking statements. Forward-looking statements involve risks and uncertainties, which could cause actual results to differ materially from those projected. Other risks relating to Extreme Networks' business are set forth in Extreme Networks' Annual Report on Form 10-K and other interim reports as filed with the Securities and Exchange Commission.

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Extreme Networks is a registered trademark of Extreme Networks, Inc. in the United States and other countries.